EXHIBIT 5.1

                          [Baker & McKenzie Letterhead]



                                 August 4, 1998

InterAmericas Communications Corporation
2600 Douglas Road, Suite 501
Coral Gables, Florida  33134

Gentlemen:

         InterAmericas Communications Corporation, a Texas corporation (the "Company"), has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (the "Registration Statement") (Registration No. 333-41843) under the Securities Act of 1933, as amended (the "Act"). Such Registration Statement relates to the offer by the Company to exchange up to $150.0 million aggregate principal amount of the Company's 14% Senior Notes due 2007 (the "New Notes"), which will be registered under the Act, for a like principal amount at maturity of the Company's issued and outstanding 14% Senior Notes due 2007, which were issued in a transaction exempt from the registration requirements of the Act (the "Old Notes," and together with the New Notes, the "Notes") (the "Exchange Offer"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection with the Registration Statement, we have examined, considered and relied upon copies of the following documents (collectively, the "Documents"): (i) the Indenture (the "Indenture") dated October 27, 1997 by and between the Company and State Street Bank & Trust Company, N.A. (the "Trustee"), pursuant to which the Old Notes were issued and the New Notes will be issued;
(ii) the Company's Articles of Incorporation, as amended to date, and Bylaws, as currently in effect; (iii) certified copies of the resolutions of the Company's Board of Directors authorizing the Exchange Offer and related matters; (iv) the Registration Statement and schedules and exhibits thereto and (v) such other documents and instruments that we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed, without investigation, the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the veracity of the Documents. As to various questions of fact material to the opinion expressed below, we have relied, to the extent we deemed reasonably appropriate, upon the representations or certificates of officers and/or directors of the Company upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.

         To the extent that it may be relevant to the opinions expressed herein, we have assumed, for the purposes of the opinions expressed herein, that (i) the Trustee has the power and authority to enter into and perform the Indenture,
(ii) the Indenture has been duly authorized, executed and delivered by the Trustee and the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms and (iii) the Notes have been duly authenticated and delivered by the Trustee.

         Based upon the foregoing examination, and subject to the qualifications and assumptions set forth herein, we are of the opinion that the New Notes have been duly and validly authorized by the Company, and when duly executed by the proper officers of the Company and issued in exchange for the Old Notes as contemplated by the Registration Statement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms. The enforceability and effectiveness of the provisions of the

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InterAmericas Communications Corporation
August 4, 1998
Page 2



New Notes are limited by and subject to (i) applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity (including without limitation, standards of materiality, good faith, fair dealing and reasonableness) whether such principles are considered in a proceeding at law or in equity.

         Although we have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement, our engagement has been limited to certain matters about which we have been consulted. Consequently, there may exist matters of a legal nature involving the Company in which we have not been consulted and have not represented the Company. We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Texas. The opinions expressed herein concern only the effect of the federal laws of the United States and the laws (excluding the principles of conflict of laws) of the State of Texas as currently in effect. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of this date, and we assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may come to our attention or any change in law that may occur or become effective at a later date.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,

                                            BAKER & McKENZIE

                                            By:  /s/ ANDREW HULSH
                                               ---------------------------------
                                                 Andrew Hulsh